EXHIBIT 99.2

ReGen & the Menaflex Device: the Real Story

For more information contact:
Jamie Moss, newsPRos, 201 493 1027; newsPRos@aol.com

Hackensack, NJ – March 7, 2009 – The Menaflex™ device was developed to create an important treatment option for the millions of active people who suffer one of the most common types of knee injuries, a torn meniscus. After a lengthy review process, the Food and Drug Administration recently cleared the device for U.S. marketing.

“The Menaflex device was rigorously evaluated, and ReGen secured clearance after surviving a three-year regulatory journey,” said company Chairman and CEO Gerald E. Bisbee, Jr., Ph.D. “We now look forward to bringing this device to the U.S. market.”

The Menaflex device, manufactured by ReGen Biologics (OTC: RGBO), is inserted following surgery to remove damaged meniscus tissue. Approximately 1.3 million people worldwide undergo this surgery each year. While the procedure is highly successful in treating short-term symptoms associated with meniscal tears, the permanent loss of tissue is linked to degenerative changes in the knee joint that may lead to decreased activity, additional knee surgery and osteoarthritis.

The Menaflex device provides a resorbable scaffold that facilitates growth of the patient’s own tissue to replace lost tissue, thereby serving the long-term goal of reinforcing and repairing the meniscus.

The Menaflex device has a strong record of safety and effectiveness. In Europe, 400 surgeons have been trained to use the device and it has been used in more than 2,500 patients, with demand increasing.

This past December, the FDA cleared the device after more than a decade of clinical experience in the United States. ReGen submitted more clinical data on the Menaflex device than any other device in its class (i.e. surgical meshes) given 510(k) clearance, and the data were vetted by an independent auditor before being submitted to the FDA.

Data submitted by ReGen from a clinical trial involving 16 sites and 25 surgeons revealed that patients who received the Menaflex device had 70 percent more tissue one year after surgery than they would have had without use of the device. Patients who received the Menaflex device reported statistically significant improvements in pain, function, self-assessment and activity level from their pre-surgery levels.

Dr. Richard Steadman of the Steadman-Hawkins Clinic in Vail, Colo. published an article on the results of an eight-person feasibility study which showed, based on arthroscopic surgeries, that approximately six years after the initial surgery, the patients had maintained a similar amount of tissue, documenting the staying power of the tissue.

ReGen’s 510(k) review was greatly impeded by a deteriorating environment within the FDA between supervisors and review staff, and the company turned to elected representatives to help obtain a fair review that applied the same regulatory review standard as has been applied to more than 400 other FDA-cleared surgical meshes.

Ultimately, ReGen was vindicated by an independent FDA Advisory Panel of experts, which thoroughly reviewed the data presented by both the FDA and the company. The panel concluded that the Menaflex fostered tissue growth, was appropriate for acute and chronic meniscus injuries and was as safe and effective as other FDA-cleared surgical meshes—the legal standard for obtaining clearance through the 510(k) process. Following this review, the FDA recommended the device be cleared to be marketed in the United States for use in surgery involving the medial meniscus.

Throughout the extraordinarily long review process, ReGen consistently asked only that the company receive a fair hearing and that its submission be judged according to the appropriate legal standard. Now, the company asks that it be judged by the promise its product holds to improve the quality of life of patients.

For more information on the Menaflex™ device and its recent FDA marketing clearance, see:

•	ReGen Biologics Debuts FDA-Cleared Menaflex™ Collagen Meniscus Implant
•	Clearing the Collagen Scaffold: the Story Behind the Story
•	Frequently Asked Questions about the Menaflex Collagen Scaffold Implant
•	Quotes from Orthopaedic and Rehabilitative Devices Panel, November 14, 2008
•	Orthopaedic and Rehabilitation Devices Panel Meeting - November 14, 2008 (Summary)

About ReGen Biologics, Inc.:

ReGen Biologics is an orthopedic products company that develops, manufactures and markets innovative tissue growth and repair products for U.S. and global markets.  ReGen’s first approved product using its proprietary biological collagen scaffold technology is the Menaflex™ collagen meniscus implant, which is cleared for sale in Europe and other countries and marketed through ReGen’s European subsidiary, ReGen Biologics AG.  ReGen received FDA clearance in the U.S. for the Menaflex device in December 2008.  Visit  www.regenbio.com and  www.menaflex.com for more information.

Contact:

Investors:

Brion Umidi
ReGen Biologics, Inc.
Senior Vice President, Chief Financial Officer
(201) 651-3515
bumidi@regenbio.com

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of ReGen management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen's 2007 annual report on Form 10-K, its most recently issued quarterly report filed on Form 10-Q and additional filings with the SEC. ReGen's filings with the SEC are available to the public at the Company's website at http://www.regenbio.com, from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.